Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2011 (except for the effect of the stock split and for the other matters described in Notes 22, 23 and 26, as to which the date is March 25, 2011), in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-177210) and related Prospectus of ARCOS DORADOS HOLDINGS INC. dated October 17, 2011.

Buenos Aires, Argentina

October 17, 2011

/s/ Pistrelli, Henry Martin y Asociados S.R.L.
PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Member of Ernst & Young Global